February 2008
Pricing Sheet dated February 22, 2008 relating to
Preliminary Terms No. 506 dated January 29, 2008 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Commodities
Commodity-Linked Capital Protected Notes due February 29, 2012
Based on the Performance of a Basket of Two Commodity Indices and Two Commodities
PRICING TERMS – FEBRUARY 22, 2008
Issuer:	Morgan Stanley
Aggregate principal amount:	$20,099,000
Issue price:	$1,000 per note (see “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per note
Pricing date:	February 22, 2008
Original issue date:	February 29, 2008 (5 business days after the pricing date)
Maturity date:	February 29, 2012
Principal protection:	100%
Interest:	None
Basket:	Basket commodities	Bloomberg ticker symbol*	Weighting	Initial commodity price
	West Texas Intermediate light sweet crude oil (“WTI crude oil”)	CL1	33.333%	98.81
	Coal – API (“coal”)	API21MON	33.333%	142.75
	S&P GSCI™ Agricultural Index – Excess Return (the “agricultural index”)	SPGCAGP	16.667%	96.13866
	S&P GSCI™ Precious Metals Index – Excess Return (the “precious metals index”)	SPGCPMP	16.667%	147.6653

*Bloomberg ticker symbols are being provided for reference purposes only. The initial commodity prices have been, and the final average commodity prices will be, determined based on the prices published by the index publisher or the relevant exchange, as applicable.

Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:	$1,000 x basket performance x participation rate; provided that the supplemental redemption amount will not be less than zero
Participation rate:	100%
Basket performance:	Sum of the commodity performance values of each of the basket commodities
Commodity performance value:	With respect to each basket commodity: [(final average commodity price – initial commodity price) / initial commodity price] x weighting
Commodity price:
For any trading day or index business day, as applicable:
WTI crude oil: the official settlement price per barrel
coal: the published price per ton
agricultural index: the official settlement price of the agricultural index precious metals index: the official settlement price of the precious metals index

Initial commodity price:	The commodity price for the applicable basket commodity on the pricing date. See “Basket – Initial commodity price” above.
Final average commodity price:	The arithmetic average of the commodity prices for the applicable basket commodity on each determination date for such basket commodity, as determined on the final determination date.
Determination dates:	In respect of each basket commodity, January 27, 2012, February 3, 2012, February 10, 2012 and February 17, 2012, subject to market disruption events in respect of the applicable basket commodity.
CUSIP:	6174463E7
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note	100%	2.5%	97.5%
Total	$20,099,000	$502,475	$19,596,525
(1)  The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $990 per note.  Please see “Syndicate Information” on page 7 of the accompanying preliminary terms for further details.
(2)  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for commodity-linked capital protected notes.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Terms No. 506 dated January 29, 2008
Prospectus Supplement for Commodity-linked Capital Protected Notes dated June 22, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.